FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

PRINCETON FUND ADVISORS, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of September 30, 2014, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), Princeton Fund Advisors, LLC, a Delaware limited liability company (a “Adviser” or “Princeton”) located at 1125 17th Street, Suite 1400, Denver, CO 80202.

RECITALS:

WHEREAS, the parties previously entered into as Investment Advisory Agreement between Northern Lights Fund Trust and Princeton dated as of November 1, 2012 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Sandalwood Opportunity Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before July 18th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before July 18th each year, beginning in 2015.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: ____________________________

Name: Andrew Rogers

Title: President

PRINCETON FUND ADVISORS, LLC

By: ____________________________

Name: Greg Anderson

Title: